Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-8 No. 333-162695) pertaining to the Old Dominion 401(k) Retirement Plan of Old Dominion Freight Line, Inc.,
(2)
Registration Statement (Form S-8 No. 333-211464) pertaining to the Old Dominion Freight Line, Inc. 2016 Stock Incentive Plan, and
(3)
Registration Statement (Form S-8 No. 333-287462) pertaining to the Old Dominion Freight Line, Inc. 2025 Stock Incentive Plan;

of our reports dated February 24, 2026, with respect to the financial statements and schedule of Old Dominion Freight Line, Inc. and the effectiveness of internal control over financial reporting of Old Dominion Freight Line, Inc. included in this Annual Report (Form 10-K) of Old Dominion Freight Line, Inc. for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Raleigh, North Carolina

February 24, 2026